EXHIBIT 2.3

NOTE #“2”
PROMISSORY NOTE

$500,000.00	Palm Beach County, Florida
September 29, 2006

FOR VALUE RECEIVED, the undersigned Maker, jointly and severally, promises to pay to Holder, COMBINE OPTICAL MANAGEMENT CORP., the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), with interest from October 1, 2006, calculated at the rate of seven percent (7%) per annum, in sixty (60) equal, consecutive monthly installments of principal and interest. The said principal and interest shall be payable in lawful money of the United States of America at 6001 Broken Sound Parkway, Suite No. 508, Boca Raton, Florida 33487, or at such other place as may hereafter be designated by written notice from the Payee to the Maker hereof, on the date and in the manner following:

The sum of Nine Thousand Nine Hundred Sixty Dollars and 00/100 ($9,960.00) representing a payment of the principal and accrued interest thereon shall be due and payable on October 1, 2006 with subsequent installments due on the first (1st) day of each following month with the last installment due on October 1, 2011, which is deemed the maturity date. The undersigned Maker further promises to pay on said maturity date to the Holder the outstanding principal amount of this note, together with all accrued and unpaid interest thereon. Whenever any payment is stated to be due or computation is to be made on a day which is not a business day, such payment or computation will be made on the next succeeding business day, and such extension of time will be included in the computation of interest.

This note may be prepaid, in whole or in part, at any time without penalty or premium. There shall be no right of set off or offset under any circumstances against this note, except for payment.

Each person liable hereon, whether maker or endorser, hereby waives presentment, protest, notice, notice of protest and notice of dishonor and agrees to pay all reasonable costs, including a reasonable attorney's fee, whether suit be brought or not, if, after maturity of this note or default (after the giving of any required notice and the expiration of any applicable cure periods) hereunder, counsel shall be employed to collect this note or to protect the security hereof. Each Maker liable hereon hereby consents and submits to the jurisdiction and venue of the Circuit Court in and for Palm Beach County, Florida.

The following shall constitute an “event of default” under this note: (i) Failure to pay any amount owed pursuant to this note when due, and such failure shall continue after the expiration of ten (10) days following the Maker’s receipt of written notice from Holder of such failure; or (ii) The occurrence of any uncured “event of default” under the Security Agreement and/or Note #”2” of even date herewith between the Holder and Maker.

So long as an event of default remains outstanding: (a) interest shall accrue at the default rate, which is the highest rate permissible under Florida law, and, to the extent not paid when due, shall be added to the principal amount; (b) Holder may, at his option, on written notice to Maker, declare the unpaid principal amount immediately due and payable. Holder’s rights, remedies and powers, as provided for in this note and the Security Agreement, are cumulative and concurrent, and may be pursued singularly, successively or together against maker. Holder may resort to every other right or remedy available to in law or in equity without first exhausting the rights and remedies contained herein, all in Holder’s sole discretion. Failure of Holder, for any period of time or on more than one occasion, to exercise his option to accelerate the maturity date shall not constitute a waiver of the right to exercise same at any time during the continued existence of any event of default or any subsequent event of default.

Nothing in this note shall be construed as an obligation on the part of Holder to accept, at any time, less than the full amount then due hereunder, or as a waiver or limitation of Holder’s right to compel prompt performance.

MAKER AND HOLDER, BY ACCEPTANCE OF THIS NOTE, HEREBY WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS NOTE AND THE BUSINESS RELATIONSHIP THAT IS BEING ESTABLISHED. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY MAKER AND HOLDER, AND MAKER ACKNOWLEDGES THAT NEITHER THE HOLDER NOR ANY PERSON ACTING ON BEHALF OF THE HOLDER HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THE MAKER AND HOLDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT MAKER AND HOLDER HAVE ALREADY RELIED UPON THIS WAIVER IN ENTERING INTO THIS NOTE AND THAT EACH OF THEM WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. MAKER AND HOLDER FURTHER ACKNOWLEDGE THAT THEY HAD BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL.

This note is secured by the liens, encumbrances, and obligations created by that certain Security Agreement, of even date herewith. Each payment on this loan is to be applied when received first to the payment of any fees, expenses or other costs Maker is obligated to pay hereunder or under the terms of the Security Agreement. Second, to the payment of any accrued and unpaid default interest. Third, to the payment of interest on the principal amount from time to time remaining unpaid, and the remainder of such payment shall be used to reduce the principal amount. Upon default (following the giving of any required notice, and the expiration of any applicable cure and/or grace periods) in the payment of principal and/or interest due on any Note secured by said Security Agreement, all notes so secured and remaining unpaid shall forthwith become due and payable at the Holder’s option (subject to the terms of each such Note) notwithstanding their tenor.

Every provision of this note is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not effect the balance of the terms and provision hereof, which terms and provisions shall remain binding and enforceable.

The obligations of Maker in this Note shall be joint and several obligations of Maker and of each Maker, if more than one, and of each Maker’s heirs, personal representatives, successors and assigns.

Time is of the essence of this Note and the performance of each of the covenants contained herein.

Whenever used herein the terms “holder”, “maker” and “payee” shall be construed in the singular or plural as the context may require or admit.

IN WITNESS WHEREOF, Maker does execute this Note as of the date set forth above.

MAKER:

EMERGING VISION, INC., a New York Corporation

Maker's Address:

100 Quentin Roosevelt Blvd. Suite 508 Garden City, NY 11530

By: Christopher G. Payan
Christopher G. Payan,
Chief Executive Officer

MAKER:

COM ACQUISITION, INC., a New York Corporation

By: Christopher G. Payan
Christopher G. Payan,
Chief Executive Officer